Exhibit 99.1

NEW HAMPTON, NY – October 12, 2017– Balchem Corporation (NASDAQ: BCPC) announced today the appointment of Terry Coelho as Chief Financial Officer (CFO), effective October 23, 2017. Coelho will succeed William A. Backus in the CFO role and report to Theodore L. Harris, Chairman & CEO.

Coelho joins the Company from Diversey, Inc., where she was Chief Operating Officer since September 2017.  Prior to that role, Coelho was Vice President Finance & Global Commercial Excellence for Diversey Care, a division of Sealed Air Corporation.  Coelho also held positions of increasing responsibility at Mars Inc. and Novartis before joining Sealed Air.

"Terry brings over 30 years of experience as a multinational finance leader for both established and start-up businesses in various industries including consumer goods, food, and pharmaceutical," said Harris. "We are confident in her ability to continue Balchem’s commitment to financial discipline and building value for our shareholders."

Today's announcement concludes an external search process conducted by the Company to ensure a seamless succession of the CFO role. As part of this plan, Backus, who has served as Balchem’s CFO since 2014, will remain with the Company in the role of Chief Accounting Officer.

“Bill’s contributions to Balchem in his time as CFO have been significant and I am thrilled that this move will enable us to continue leveraging his accounting expertise and broad business acumen,” said Harris.

The Company also announced that Frank J. Fitzpatrick, Vice President of Administration, will retire effective December 31, 2017.  Fitzpatrick served as CFO from 2004 to 2014.

“During Frank’s 20 years with Balchem, his leadership and financial stewardship have played an instrumental role in the extraordinary success and growth of the Company,” said Harris.

About Balchem Corporation
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

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